THIRD CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
URBAN ONE, INC.

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Urban One, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
FIRST:  Article IV of the Amended and Restated Certificate of Incorporation of the Corporation filed May 9, 2000 (as amended by those certain Certificates of Amendment dated as of September 21, 2000, and April 25, 2017) is hereby amended to add the following new paragraph immediately following existing Section 4.1 (Authorized Shares) thereof and before Section 4.2:
Upon the Effective Time (as defined below) pursuant to the General Corporation Law of the State of Delaware of this Third Certificate of Amendment, each ten (10) shares of the Corporation’s Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), Class B Common Stock, par value $.001 per share (the “Class B Common Stock”), Class C Common Stock, par value $.001 per share (the “Class C Common Stock”), and Class D Common Stock, par value $.001 per share (the “Class D Common Stock”, and together with the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, Class B Common Stock, Class C Common Stock or Class D Common Stock, respectively, without any further action by the Corporation or any holder thereof (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. If any holder would otherwise be entitled to a fractional share of Class A Common Stock or Class D Common Stock (after aggregating all fractional shares such holder would otherwise be entitled to receive), then such holder shall be entitled to receive cash (without interest) for such holder’s fractional share equal to the product of the closing sales price of the Class A Common Stock or Class D Common Stock as applicable and as reported on the Nasdaq Capital Market on the date on which the Effective Time occurs multiplied by the number of shares of pre-split Class A Common Stock or Class D Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share. Shares of Class B Common Stock and Class C Common Stock shall be treated as Class A Common Stock with regard to any fractional shares. Each holder of record of a certificate or certificates representing one or more shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be entitled to receive as soon as practicable following the Effective Time, upon surrender of such certificate, a certificate or certificates representing the whole number of shares of Common Stock to which such holder shall be entitled pursuant to the Reverse Stock Split as well as cash in lieu of any fractional shares otherwise issuable to such holder in connection therewith. Any certificate representing one or more shares of Common Stock outstanding immediately prior to the Effective Time not so surrendered shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent that number of whole shares of Common Stock to which they have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of any fractional shares otherwise issuable pursuant to the Reverse Stock Split).
SECOND: This Third Certificate of Amendment was duly authorized by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
THIRD: This Third Certificate of Amendment shall become effective as of 11:59 p.m. on January 22, 2026 (the “Effective Time”).
FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
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IN WITNESS WHEREOF, said Urban One, Inc. has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer on this 16th day of January 2026.

URBAN ONE, INC.

By:	/s/ Alfred C. Liggins, III
Name:	Alfred C. Liggins, III
Title:	Chief Executive Officer